UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2014

Saba Software, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34372	94-3267638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California	94065-1166
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 24, 2014, Saba Software, Inc., a Delaware corporation (the “Company”), issued a press release disclosing, among other things, that the Company has amended its existing credit facilities with Wells Fargo Bank, National Association (“Wells Fargo”) and Vector Trading (Cayman), LP (“Vector”), in order to revise certain financial covenants and to obtain additional borrowings in the principal amount of $15 million under its existing loan arrangements with Vector. In addition, the amended facilities accommodate an additional $5 million increase in the principal amount of debt, which the Company is currently considering. The use of proceeds from the additional funds will be to support general working capital needs as well as growth initiatives. A copy of the press release is attached hereto as Exhibit 99.1.

The Company entered into an amendment, dated as of September 23, 2014 (the “Wells Fargo Amendment”), to that certain Amended and Restated Credit Agreement, dated as of June 27, 2011, as previously amended on February 28, 2014, November 30, 2013, July 5, 2013 and May 31, 2013 (as amended through September 23, 2014, the “Wells Fargo Credit Agreement”), with Wells Fargo and certain material domestic subsidiaries of the Company. Among other things, the Wells Fargo Amendment (i) increases, by $5 million, the minimum required amount of liquidity of the Company, (ii) makes certain changes with respect to the requirements concerning the Company’s maximum net leverage ratio, (iii) adds a termination fee in the event that the Wells Fargo Credit Agreement is voluntarily terminated, (iv) eliminates the covenant requiring a maximum amount of net debt, and (v) replaces the requirement for a minimum fixed charge coverage ratio with a requirement for a minimum amount of new recurring bookings over a trailing twelve month period.

In connection with the Wells Fargo Amendment, the Company has issued an amended and restated promissory note (the “Amended Wells Fargo Note”) in favor of Wells Fargo. The Amended Wells Fargo Note provides, among other things, for a 1.50% per annum increase in Wells Fargo’s applicable margin on its loans, and deletes the LIBOR floor from the calculation of the base LIBOR rate (with a cumulative result of a 0.50% increase in the interest rate on the Wells Fargo loans).

A copy of the Wells Fargo Amendment is attached hereto as Exhibit 10.1 and the foregoing description of the Wells Fargo Amendment is qualified in its entirety by reference to Exhibit 10.1, as well as the Company’s prior filings of the Wells Fargo Credit Agreement and amendments thereto including those contained in the Company’s Form 8-K dated February 28, 2014, the Form 8-K dated November 30, 2013, the Form 8-K dated July 5, 2013, the Form 8-K dated May 31, 2013 and the Form 8-K dated June 28, 2011.

The Company also entered into an amendment, dated as of September 23, 2014 (the “Vector Amendment”), to that certain Second Lien Credit Agreement, dated as of July 5, 2013, as amended on February 28, 2014 (as amended through September 23, 2014, the “Vector Credit Agreement”), with Vector and certain material domestic subsidiaries of the Company. The Vector Amendment increases by $15 million the aggregate principal amount borrowed under the Vector Credit Agreement in support of the Company’s working capital needs and growth initiatives and, among other things, clarifies that the prepayment premium during the first two years following the Vector Amendment equals 3% of the amount being prepaid, plus interest, discounted to present value, that would have accrued on such principal until the second anniversary of the Vector Amendment. The Vector Amendment also includes other amended terms that are generally consistent with the changes made in the Wells Fargo Amendment.

In connection with the Vector Amendment, the Company has issued an amended and restated promissory note (the “Amended Vector Note”) in favor of Vector. The Amended Vector Note provides, among other things, for an interest rate that is increased by 1.0% per annum.

In connection with both amendments, the Company, Vector and Wells Fargo have entered into an amendment to the Intercreditor Agreement that sets forth the terms on which the Vector Credit Agreement and related loan documents are subordinated to the Wells Fargo Credit Agreement and related loan documents, which amendments permit the amount of principal advanced (i) under the Wells Fargo Credit Agreement to be increased to $55 million and (ii) under the Vector Credit Agreement to be increased to $55 million.

A copy of the Vector Amendment is attached hereto as Exhibit 10.2 and the foregoing description of the Vector Amendment is qualified in its entirety by reference to Exhibit 10.2, as well as the Company’s prior filings of the Vector Credit Agreement and amendments thereto including those contained in the Company’s Form 8-K dated February 28, 2014 and Form 8-K dated July 5, 2013.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 8.01. Other Events.

On September 24, 2014, the Company announced that it has reached a settlement of the previously disclosed investigation by the staff of the Securities and Exchange Commission (the “SEC”) in connection with matters giving rise to the Company’s pending restatement and failure to file its periodic reports with the SEC. The Company’s press release announcing the settlement is attached as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment Number Five to the Credit Agreement, among the Company, HAL Acquisition Sub Inc., HumanConcepts, LLC, and Wells Fargo Bank, National Association, dated as of September 23, 2014.

10.2	Amendment Number Two to the Credit Agreement, among the Company, HAL Acquisition Sub Inc., HumanConcepts, LLC, and Vector Trading (Cayman), LP, dated as of September 23, 2014.

99.1	Press Release dated September 24, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date:	September 24, 2014	/s/ Mark Robinson
(Signature)
Mark Robinson
Chief Financial Officer